Exhibit 99.1

Press Release
For Immediate Release

Beazer Extends and Amends Consent Solicitation from
Holders of Senior Notes and Senior Convertible Notes

ATLANTA, October 23, 2007 -- Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) announced today that it has extended until 5:00 p.m. New York City time, on October 26, 2007 (the “Consent Date”) the previously announced solicitation of consents from the Holders of its $1.525 billion of outstanding Senior Notes and Senior Convertible Notes (the “Notes”) to approve proposed amendments and a proposed waiver pursuant to the indentures under which the Notes were issued (the “Indentures”).

Beazer has changed the Proposed Amendments to the Indentures by withdrawing the previously proposed amendments and proposing the following:

1.
an amendment to the definition of Permitted Liens that would restrict the ability of the Company to secure additional debt in excess of $700,000,000 until the Company has four consecutive fiscal quarters with a Consolidated Fixed Charge Coverage Ratio of at least 2.0 to 1.0, after which time the limit will revert to the existing level of 40% of Consolidated Tangible Assets; and

2.	an amendment to the definition of Permitted Investments that would enable the Company to invest up to $50,000,000 in joint ventures or unrestricted subsidiaries.

No other amendments to the Indentures will be made.

Beazer is also seeking the previously announced Proposed Waiver of any and all defaults under the Indentures that may have occurred or may occur on or prior to May 15, 2008 due to Beazer’s failure to file or deliver reports or other information it would be required to file with the Securities and Exchange Commission.

As previously announced, the Company does not believe that it is in default under the Indentures governing the Notes.  The Indentures do not contain an express financial reporting covenant requiring that Beazer file periodic reports with the SEC or deliver to the trustee copies of Beazer’s SEC reports within any prescribed time period.  Therefore, the Company believes that the notices of default under the Indentures previously delivered by the trustee under the Indentures are invalid and without merit.

The Company has also increased the consent fee.  Subject to the terms of the Consent Solicitation, for each $1,000 principal amount of Notes, the Consent Fee is the product of $12.50 multiplied by a fraction, the numerator of which is the aggregate principal amount of the relevant series of Notes outstanding on the Consent Date, and the denominator of which is the aggregate principal amount of the relevant series of Notes as to which the Company has received and accepted consents prior to the Consent Date, subject to a cap equal to the maximum Consent Fee that would not cause a “significant modification” of the Notes for U.S. federal income tax purposes, as determined in the good faith discretion of Beazer.  Holders as of the record date, October 5, 2007, are eligible to receive the consent fee for Notes they held as of that date.

These amended terms of the consent solicitation are more fully described in the Supplement to the Consent Solicitation Statement dated October 23, 2007.  Except as described above, all terms and conditions of the consent solicitation remain unchanged and in full force and effect.  Holders of the Notes who have already properly delivered their consents with respect to any series of Notes do not need to deliver new consents.  Consents (whether previously or hereafter delivered) may only be revoked in the manner described in the Consent Solicitation Statement.

Beazer has retained MacKenzie Partners, Inc. to serve as Information Agent and Tabulation Agent for the consent solicitation.  Requests for documents should be directed to MacKenzie Partners, Inc. at (800) 322-2885 or (212) 929-5500.  Beazer has also retained Citi, Wachovia Securities and RBS Greenwich Capital as solicitation agents for the consent solicitation.  Questions concerning the terms of the consent solicitation should be directed to Citi at (800) 558-3745 or (212) 723-6106; to Wachovia Securities at (866) 309-6316 or (704) 715-8341; or to RBS Greenwich Capital at (877) 297-9832 or (203) 618-6145.

This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell, or a solicitation of consents with respect to any securities. The solicitation is being made solely pursuant to Beazer’s Consent Solicitation Statement dated October 15, 2007, as supplemental by the Supplement to the Consent Solicitation dated October 23, 2007 and the accompanying Amended Letter of Consent.  Notwithstanding Beazer’s intention to seek waivers, no assurance can be given that an event of default under the Indentures will not occur in the future.

About Beazer Homes USA, Inc.

Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia and also provides mortgage origination and title services to its homebuyers. Beazer, a Fortune 500 Company, is listed on the New York Stock Exchange under the ticker symbol “BZH.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or other similar words or phrases.  These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, (i) the risk that additional information may arise from the final conclusions of the Audit Committee’s investigation, the preparation of the Company’s restated financial statements, including the audit by our independent auditors, or other subsequent events that would require us to make additional adjustments;

(ii) the risk that additional issues or matters may arise from the pending United States Attorney and the SEC investigations, or that additional governmental proceedings may arise as a result of the matters subject to the Audit Committee’s investigation or additional issues or matters, and the timing, final outcome and consequences of these proceedings, including the risk that a settlement of these proceedings may not be achievable without the payment of significant fines or penalties or the incurrence of significant sanctions; (iii) the timing, final outcome and consequences of the putative class action lawsuits, derivative claims and similar proceedings, including the risk that additional lawsuits, claims or proceedings may arise as a result of the matters subject to the Audit Committee’s investigation and that the Company could be subject to significant legal judgments, fines, penalties, settlements or sanctions resulting therefrom; (iv) the timing, final outcome and consequences of the pending actions by the Company against the trustees under the Indentures governing the Senior Notes, including the risk that the Court determines that as a result of the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007, a default exists under the indentures governing the Company’s outstanding debt securities allowing the trustees or the requisite bondholders to accelerate the repayment of such debt securities and the lenders under the revolving credit facility and the secured credit facilities to accelerate the repayment of all amounts outstanding thereunder; (v) any adverse effect on the Company’s business and the market price of its securities arising from the continuing negative publicity related to the restatement; (vi) any breach by the Company of the continued listing requirements of the New York Stock Exchange causing the New York Stock Exchange to initiate suspension or delisting procedures; and (vii) the risk that the Company’s credit ratings may be adversely affected due to the restatement of the Company’s financial statements.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.

Contact:	Leslie H. Kratcoski
Vice President, Investor Relations & Corporate Communications
(770) 829-3700
lkratcos@beazer.com